Exhibit 10.1

September 12, 2022

Ms. Kate Johnson

Re: Offer of Employment

Dear Kate:

We are very pleased to offer you the position of President and Chief Executive Officer of Lumen Technologies, Inc. (“Lumen” or the “Company”). This offer letter (this “Offer Letter”) contains important information about the terms and conditions of our offer of employment as President and Chief Executive Officer, effective upon the date our current President and Chief Executive Officer retires from the position (your “Start Date”), which we anticipate will occur on November 7, 2022. Please carefully review this Offer Letter, the Lumen Executive Severance Plan (the “Executive Severance Plan”) and any other applicable plans or agreements. Also, please feel free to consult with your advisors and attorneys, and ask me any questions you may have about this offer and Lumen.

1. Position Title and Responsibilities. Your job title will be President and Chief Executive Officer (together, “CEO”), effective on your Start Date. In addition to your service as CEO, the Lumen Board of Directors (the “Board”) will appoint you to the Board on or shortly after your Start Date. Lumen will also include you in the slate of directors for election to the Board at the Company’s 2023 annual meeting and each annual meeting thereafter for so long as you serve as CEO of Lumen. You acknowledge and will agree to offer to resign as a member of the Board immediately upon ceasing to serve as CEO. As CEO, you will be the senior-most executive employee and officer of the Company, reporting only to the full Board, and with all the duties, powers and authority customarily attendant to such position, subject to the oversight of the full Board as provided in Lumen’s by-laws.

2. Position Location. Your principal work location will be the Company’s location in Broomfield, Colorado, and you acknowledge that you will be present and performing your duties in such location on a regular basis, while also retaining the flexibility to work remotely from other locations from time to time.

3. Annual Base Salary. Your annual base salary will be $1,200,000 per year, effective on your Start Date (your “Base Salary”), payable in substantially equal installments in conformity with the Company’s normal payroll practices for its senior officers. Your Base Salary will be reviewed annually by the Human Resources and Compensation Committee of the Board (the “Committee”) for potential increases, but it may not be decreased except by mutual written agreement by you and the Committee. For 2022, your Base Salary will be pro-rated based on the number of days from your Start Date through the end of the 2022.

4. Annual Target Short-Term Incentive (“STI”). Effective on your Start Date, you will be eligible for an annual target STI opportunity of 200% of your Base Salary ($2,400,000 based on your Start Date Base Salary), subject to the terms and conditions of the Lumen Short-Term Incentive Program (the “STI Program”). As described in the STI Program, your actual STI payout for a given year could be higher or lower than your annual target STI (ranging between 0-200% of target), depending on the attainment of applicable individual and corporate performance measurements as established for a given year by the Committee. Your annual target STI opportunity will be reviewed annually by the Committee for potential increases, but it may not be decreased except by mutual written agreement by you and the Committee. For 2022, your annual STI target opportunity will be pro-rated based on the number of days from your Start Date through the end of the 2022.

Ms. Kate Johnson

5. Long-Term Incentive Awards (“LTI”). You will be eligible to receive long-term incentive compensation under the Lumen LTI Program (the “LTI Program”) as described in this Section 5 and Section 6. Grants made to you under the LTI Program will be expressed as a fixed target dollar amount, which is then converted to a number of shares using the same methodology as is applicable to LTI grants to other senior executives of Lumen (per Company policy, the current method is to divide the target value by the volume-weighted average closing price of a share of Lumen common stock over the 15-trading day period ending one trading day prior to the grant date, rounding to the nearest whole share). The Committee administers the LTI Program and has discretion over LTI Program design and awards. It may elect to grant LTI awards using any equity vehicle permissible under the Lumen, Inc. 2018 Equity Incentive Plan or a successor equity plan of the Company (the “Equity Plan”), with such awards subject to time-based or performance-based vesting conditions or a combination of the two, as set forth in the applicable award agreement. Actual LTI awards and payouts may be more or less than target LTI grant values. Except as otherwise provided in this Offer Letter, LTI awards are subject to the terms and conditions set forth in the Equity Plan and the applicable award agreements. Except as provided in Section 6 or as otherwise provided in the applicable award agreements, termination of employment for any reason will result in forfeiture of all outstanding unvested LTI awards.

a. Annual Target LTI Opportunity: Beginning with the fiscal 2023 annual grant cycle, you will be eligible for annual LTI award grants subject to terms and conditions consistent with other senior executives of Lumen approved by the Committee for each grant cycle (each, an “Annual LTI Grant”); provided, however, that the Company agrees that your fiscal 2023 Annual LTI Grant (i) will have a grant date target value of no less than $14,250,000, (ii) will be 60% performance-based and 40% time-based and otherwise determined in accordance with normal Company procedures, pursuant to terms and conditions consistent with other senior executives of Lumen, and (iii) will be subject to accelerated vesting as provided in Section 6 below. Dividends will accrue and vest or be forfeited in tandem with the related restricted shares.

b. Pro-Rated 2022 LTI Grant: In connection with your employment as CEO, for 2022 you will receive a pro-rated LTI award with a grant date target value of $2,375,000, with such target value equal to two-twelfths of the minimum grant date target value ($14,250,000) of your 2023 Annual LTI Grant of LTI Opportunity (the “Pro-Rated 2022 LTI Grant”), which will be granted to you on your Start Date (the “Grant Date”). The Pro-Rated 2022 LTI Grant will consist of 100% time-based restricted shares granted under the Equity Plan. The terms of the Pro-Rated 2022 LTI Grant will be reflected in an award agreement, which will provide that the award will vest in three equal installments on the first three anniversaries of the Grant Date, subject to your continued employment through the applicable vesting date and accelerated vesting as provided in Section 6 below. Dividends will accrue and vest or be forfeited in tandem with the related restricted shares.

c. One-Time Sign-On Grant: In connection with your employment as CEO, you will receive a one-time LTI award with a grant date target value of $1,000,000 (the “Sign-On Grant”), which will be granted to you on your Start Date (the “Grant Date”). The Sign-On Grant will consist of 100% time-based restricted shares granted under the Equity Plan. The terms of the Sign-On Grant will be reflected in an award agreement, which will provide (i) that the award will vest on the first anniversary of the Grant Date, subject to your continued employment through the applicable vesting date and accelerated vesting as provided in Section 6 below prior to the first anniversary of the Grant Date, (ii) will be forfeited following a termination by the Company for “Cause,” as defined in the Executive Severance Plan, or your voluntary resignation prior to the first anniversary of the Grant Date, and (iii) for a clawback of a pro-rata number of

Ms. Kate Johnson

previously vested, Sign-On restricted shares, in the event of a termination of your employment by the Company for “Cause”, as defined in the Executive Severance Plan, or your voluntary resignation between the first and second anniversaries of the Grant Date. The pro-rata number of shares will equal the total number of shares granted to you on the Grant Date, reduced by 1/12th of the total number of shares, for each full month worked (calculated based on the date of your Start Date and not a calendar month) after the first anniversary of your Start Date, until the second anniversary of your Start Date (and no clawback will apply for a termination following the second anniversary of your Start Date). Dividends will accrue and vest or be forfeited in tandem with the related restricted shares.

6. Effect of Qualifying Separation on LTI Awards.

a. In the event of a “Qualifying Separation” (as defined below) within three years following the Start Date, (i) your outstanding, unvested time-based and performance-based LTI awards as of the separation date will be pro-rated by (x) calculating number of days from grant date until separation date and (y) dividing by total number of days for the original vesting period of each outstanding award, (ii) the vesting of your pro-rated outstanding, unvested time-based LTI awards will be accelerated as of your separation date and, to the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (such section and accompanying regulations and guidance, “Section 409A”), payment or settlement of the award will be accelerated to your separation date (or six months after such date, if required by Section 409A), (iii) with respect to your pro-rated outstanding, unvested performance-based LTI awards, these awards will remain outstanding subject to their original vesting and payout schedule and performance conditions (including possible payout of between 0-200% of target based on actual performance as measured against the applicable performance metrics) and (iv) the remaining outstanding, unvested time-based and performance-based LTI awards will be forfeited as of your separation date. You agree and acknowledge that, as provided in the applicable award agreement, your right to accelerated vesting as provided in this Section 6(a) due to a Qualifying Separation, is contingent upon your execution of a binding general release of claims against the Company on its standard form of release, which will include the confidentiality and non-disparagement and two-year non-solicitation of employees and customer restrictive covenants provided in the attachment to this Offer Letter.

b. A “Qualifying Separation” means a termination of your employment by the Company without “Cause,” as defined in the Executive Severance Plan (provided, however, that any determination of the existence of “Cause” with respect to you (x) shall be made by the Board at a meeting held for such purpose at which you shall be given an opportunity (with counsel, if you so choose) to be heard and (y) after prior written notice was given to you by the Board of the detailed facts or circumstances allegedly constituting “Cause” and the failure by you to cure such facts or circumstances to the reasonable satisfaction of the Board within 20 business days of receipt of such notice by you); or by you with “Good Reason.” For this purpose under Section 6 of this Offer Letter, “Good Reason” means the occurrence of any of the following, without your written consent: (1) any reduction in your status, title, duties, or responsibilities as described in this Offer Letter; (2) any change in your reporting relationship so that you no longer report directly to the Board; (3) any reduction in your overall annual total target compensation (consisting of Base Salary, annual target STI opportunity, and Annual LTI grant target opportunity) or in any of those three components individually; or (4) any other material breach of this Offer Letter by the Company; provided, however, that your termination will not be considered to be with Good Reason unless (x) you provide written notice to the Board of the condition constituting Good Reason within 20 business days of its initial occurrence, (y) such condition remains uncured for at least 20 business days following the Company’s receipt of such notice, and (z) your termination occurs within one year of the initial occurrence of the condition constituting Good Reason.

Ms. Kate Johnson

c. In the event of a termination of your employment by the Company without “Cause,” as defined in the Executive Severance Plan, or by you for “Good Reason,” as defined in Section 6(b) above, after the three-year anniversary of your Start Date, the outstanding, unvested time-based and performance-based LTI awards will be forfeited, subject to any discretionary acceleration approved by the Committee according to normal practice for similarly situated officers and subject to terms and conditions of the applicable award agreements.

7. Cash Sign-On Bonus. In connection with your employment as CEO, you will be paid a cash sign-on bonus (“Sign-On Bonus”) in the gross amount of $1,000,000, to be paid concurrently with the first regular payroll cycle following your Start Date. This Sign-On Bonus will be subject to clawback as follows:

a. If your employment is terminated for Cause, as defined in the Executive Severance Plan, or you voluntarily resign employment on or prior to the first anniversary of your Start Date, you will be required to return the full amount of your Sign-On Bonus ($1,000,000) in cash to Lumen on or before your last day of work.

b. If your employment is terminated for Cause, as defined in the Executive Severance Plan, or you voluntarily resign employment at any time beginning after the first anniversary of your Start Date and ending on the second anniversary of your Start Date, you will be required to return a pro rata amount of your Sign-On Bonus in cash to Lumen on or before your last day of work. The pro rata amount will equal the gross amount of your Sign-On Bonus less $83,333 (1/12th of the total amount) for each full month worked (calculated based on the date of your Start Date and not a calendar month) after the first anniversary of your Start Date, until the second anniversary of your Start Date, following which no repayment is due.

8. Legal Fees. The Company will provide a one-time reimbursement of legal fees incurred by you in connection with negotiating and finalizing this letter, not to exceed $50,000. Such payment will be made by the Company upon or as soon as practicable following receipt of reasonable documentation, as determined by the Company, but in no event later than March 15, 2023.

9. Aircraft Use. During your employment as CEO, Lumen will provide corporate aircraft for your personal and business use. You and the Company agree that your personal usage of the aircraft will be permitted only if the aircraft is available and not needed for superseding business purposes. Further, you agree that the incremental cost to the Company of your personal usage of Company aircraft will not exceed $200,000 in a single calendar year, and must be reported to you as income and will be subject to normal withholdings. All flights on Company aircraft will be subject to our Corporate Aircraft Policy as well as IRS, SEC and other applicable laws.

10. Retirement and Welfare Benefits. You will be eligible to participate in retirement and welfare benefit plans that are generally available to other members of the Company’s senior leadership team from time to time, in accordance with the terms and conditions of those plans.

11. Relocation. The Company will also provide relocation assistance to you as outlined in the Relocation Expense Agreement and Lumen Domestic Relocation Policy (the “Relocation Policy”). Once the authorization has been received by the Relocation Department you will be contacted to discuss your benefit. However, as a general matter, you will have one year following the Start Date to complete your relocation. As outlined in the Relocation Policy, some relocation benefits must be reported to you as income and will be subject to normal withholdings, while other relocation benefits are not considered income and are not subject to taxes. You will be paid a tax gross-up associated with the taxable relocation benefits.

Ms. Kate Johnson

12. Severance Plan, Change of Control Agreement and Effect of Change of Control on LTI Awards. Following the Start Date, the Executive Severance Plan will govern your severance rights and benefits absent a change of control of Lumen. Following the Start Date, your severance rights and benefits for any termination in connection with a change of control of Lumen will be governed by a separate change of control agreement (the “Change of Control Agreement”). The Change of Control Agreement is a “double trigger” agreement, meaning that no severance benefits will be paid or accelerated vesting of outstanding, unvested time-based and performance-based LTI awards will occur unless there is both (1) a change of control of Lumen (as defined in the Change of Control Agreement) and (2) within twenty-four months following such change of control, you are terminated by the Company without “Cause” or you resign for “Good Reason” (as such events are defined in the Change of Control Agreement).

a. Your severance benefits under the Change of Control Agreement will include (i) a lump sum payment equal to two and one-half times the sum of (1) your Base Salary in effect at the date of termination plus (2) your target STI amount for the year in which the date of termination occurs; (ii) a pro-rata bonus for the year of termination paid in the ordinary course based on actual performance; (iii) two years of continued life insurance, disability, medical, dental and hospitalization benefits (or an equivalent lump-sum payment where necessary to comply with plan terms); and (iv) outplacement assistance for one year.

b. In addition, the terms of your agreements under the LTI Program will provide that in such a “double trigger” scenario (using the definition of “Change of Control” set out in the Equity Plan and definitions of “Cause” and “Good Reason” set out in such agreements) and effective on the date of your termination by the Company without “Cause” or by you for “Good Reason” within twenty-four months following such Change of Control, (i) your outstanding, unvested time-based LTI awards as of the separation date in connection with a change of control of Lumen will be accelerated in full and (ii) your outstanding, unvested performance-based LTI awards, as of the separation date will be accelerated with the number of shares that may be earned, if any, calculated, adjusted, and fixed on the basis of actual performance at the same time and in the same manner as for other senior officers and as set out in such agreements.

13. Executive Officer / Section 16 Officer Status. As CEO, you will serve as an executive officer and Section 16 officer of Lumen under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As an executive officer and Section 16 officer, you will be required to comply with disclosure and reporting requirements outlined under the Exchange Act and the rules and regulations promulgated thereunder. Also, our current stock ownership guidelines require you to beneficially own Lumen stock valued at least six times your annual base salary. You will have three years after the Start Date to attain this stock ownership target. A representative of the Company’s legal department will provide additional information concerning these matters.

You will be subject to the Company’s Policy Statement on Insider Trading (“Insider Trading Policy”), and any transactions involving Lumen securities will be subject to the Insider Trading Policy and applicable securities laws and regulations.

14. Compliance with Lumen Policies. You acknowledge that, as an officer and director of the Company, you will be required to comply with, and your employment will be subject to, its policies, rules and regulations, as they may be implemented or revised from time-to-time by the Board, as applicable to senior executive officers of the Company, including its Code of Conduct and Corporate Governance Guidelines, which will be provided or made available to you on or prior to your Start Date.

Ms. Kate Johnson

15. General Terms. Lumen may terminate or modify the terms of your employment at any time, subject to the terms and conditions, as applicable, of (i) this Offer Letter and any equity award agreements, between you and the Company, which may only be amended by our mutual agreement, and (ii) the Executive Severance Plan, equity compensation plans, any other employee health, welfare, retirement or benefit plan, or other similar arrangements under which you may be entitled to receive benefits, all of which are subject to amendment in the future.

Any rights you may have to the various benefits described in this Offer Letter are subject to your acceptance (confirmed by your signature on the Acceptance of Offer attached to this Offer Letter) of the terms of this offer. This Offer Letter, which shall be governed by Colorado law, supersedes any prior offers, understandings or representations regarding the terms of your employment with Lumen, whether oral or written, including without limitation any term sheets. The terms of this Offer Letter cannot be altered or changed except by a written document that has been approved by the Committee and executed by both you and, on behalf of Lumen, me or another executive officer of the Company.

All payments to you shall be subject to applicable federal, state, local and other income and employment tax withholdings.

If you have questions about this offer, please do not hesitate to contact me at (225) 252-4526. Please return your signed acceptance or declination to scott.trezise@lumen.com as soon as possible, but not later than fourteen days after the date of this Offer Letter. Please keep a copy of the signed document for your records.

I join the Lumen leadership team in welcoming you to your new role with our Company.

Sincerely,

Scott Trezise

Executive Vice President, Human Resources

Encl.

Ms. Kate Johnson

Acceptance of Offer

I have read and understand the terms of this Offer Letter and hereby accept the offer of employment and all of the terms and conditions outlined therein.

SIGNED:	/s/ Kate Johnson	DATE:	Sept. 12, 2022
Kate Johnson

Ms. Kate Johnson

OFFER LETTER ADDENDUM

Additional Requirements and Agreements

As used in this Addendum, “Lumen” means any subsidiary or affiliate of Lumen Technologies, Inc., including subsidiaries and affiliates of CenturyTel, Embarq, Qwest, Savvis, or Level 3, and any predecessor or successor to those subsidiaries or affiliates.

By accepting this offer, you hereby agree to the following, each of which is a condition of your employment:

COMPLIANCE WITH LEGAL REQUIREMENTS AND POLICIES

As a condition of employment, you must complete Section 1 of the Form I-9 no later than your first day of work, and you must present appropriate documents, as required by the federal government, to establish your identity and eligibility to work in the United States as required by Section 2 of Form I-9 within three business days of beginning work. You must provide satisfactory original documentation from the lists on the Form I-9. You may be requested to provide additional documentation as required by the Social Security Administration and/or the Department of Homeland Security (DHS), in accordance with the DHS E-Verify Program, applicable laws and regulations. Cooperating with such requests is a condition of employment.

You agree to abide by the Lumen Code of Conduct and Lumen policies, as found in the online U.S. Employee Handbook Policies, as they are issued or modified from time to time. Now and throughout your employment with Lumen, you are required to disclose to Lumen’s Corporate Compliance department all potential or actual conflicts of interest. You must familiarize yourself with Lumen’s Conflict of Interest Policy, which is part of the Lumen Code of Conduct, so that you can identify potential conflicts of interest. Your employment will be subject to and governed by these policies, and your acceptance of this offer will constitute an express acceptance of the terms and provisions of those policies. Any future changes in policies will also automatically be binding on you. The policies posted in the online Employee Toolkit do not constitute a contract between Lumen and you. Lumen retains the right to change, modify, suspend, interpret, or cancel in whole or part any of its policies or practices, without advance notice, in its sole discretion. Your employment is voluntary and “At-Will,” meaning either you or the company can end your employment at will at any time, for any reason, with or without cause. When practicable, each party will try to provide the courtesy of reasonable notice of intent to terminate the employment relationship. Your “At-Will” status can only be changed by a writing signed by Lumen’s EVP of Human Resources.

INTELLECTUAL PROPERTY

You agree that any inventions, discoveries, creations (including without limitation software, product documentation, web pages, writings, drawings, articles, presentations, videos and other works), improvements, Confidential Information and other intellectual property (“Creations”) that you may develop or create, or assist in developing or creating during your employment with Lumen, whether or not patentable or eligible for copyright, that relate to the actual, planned, or foreseeable business or other activities of Lumen, or that result from your work for Lumen or from using Lumen property and equipment, shall be the exclusive property of Lumen. To the extent such Creations are not owned by or assigned to Lumen by operation of law, you hereby assign to Lumen all right, title and interest to your Creations in all countries. You shall promptly disclose all Creations to Lumen and shall, both during and after your employment, and without additional compensation, execute all assignments and other documents and take all actions deemed necessary by Lumen to secure and enforce any U.S. or foreign intellectual property right in such Creations. You are not obligated to assign any intellectual property to Lumen that you created prior to your employment with Lumen. You must identify in writing on a separate page entitled “Prior Intellectual Property” any such intellectual property that you wish to exclude from the operation of this Agreement and email it to HRonboarding@lumen.com along with this Addendum to Lumen.

Ms. Kate Johnson

CONFIDENTIAL INFORMATION

Except as provided below, you agree (a) to keep in confidence and not to, except as required in the course of Lumen’s business or as authorized in writing on its behalf, publish, disclose, use, or authorize anyone else to publish, disclose or use during the period of your employment and at any time thereafter, any Confidential Information; (b) that all Confidential Information shall at all times remain Lumen’s property; (c) that on or prior to the day your employment terminates, you will return to Lumen all of its property, including all documents, records, copies and excerpts of documents (including electronically stored information) containing any Confidential Information; and (d) from that day forward you shall not disclose Confidential Information to any person outside Lumen, or use Confidential Information for any purpose.

“Confidential Information” is any oral or written technical or business information not generally known outside of Lumen, including without limitation, sensitive business information, trade secrets, non-public intellectual property, customer records and lists, negotiations, policy manuals, merger and acquisition plans, training materials and marketing plans, corporate financial information, software and documentation (including object code), performance evaluations, analyses of competitive products, contracts and sales proposals, employment records, other critical and sensitive information, internal audit reports, and all information regarding which Lumen owes a third party a duty of confidence or nondisclosure. “Confidential Information” shall not include information that is generally available to and known by the public at the time of disclosure to you; provided that, such disclosure is not the direct or indirect fault of you or person(s) acting on your behalf.

In addition, during your employment with Lumen, you will not disclose or make use of any confidential information or trade secrets in violation of any agreements with, or rights of, any other employer or party, and you will not bring to Lumen’s premises or property (including its computers) any confidential, trade secret or non-public information belonging to or obtained from any other employer or party.

Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.

Notwithstanding the foregoing, and in accordance with 18 U.S.C. § 1833, neither this Addendum nor any Lumen policy prohibits you (1) from disclosing Confidential Information (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) from disclosing Confidential Information in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Disclosures to attorneys, made under seal, or pursuant to court order are also protected in certain circumstances under 18 U.S.C. § 1833.

NON-SOLICITATION OF CUSTOMERS

You agree that while employed by Lumen and during the two (2) year period immediately following either a voluntary termination or an involuntary termination for cause (including but not limited to conflicts of interest or other misconduct) of your employment, you shall not contact or call on any client, customer or prospective client or customer of Lumen for or on behalf of anyone other than Lumen (i) for the purpose of securing competing business, (ii) to solicit, attempt to obtain, accept or in any other way secure competing business for or on behalf of anyone other than Lumen from any client, customer or prospective client or customer of Lumen, (iii) to solicit, divert or entice away the business of any client,

Ms. Kate Johnson

customer or prospective client or customer of Lumen, or otherwise disrupt the relationship between such client, customer or prospective client or customer of Lumen and the Company or its Affiliates, or (iv) to solicit, induce, influence or attempt to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree or any other person who has a business relationship with the Company or its Affiliates, or who on the termination date is engaged in discussions or negotiations to enter into a business relationship with the Company or its Affiliates, to discontinue, reduce or limit the extent of such relationship with the Company or any of its Affiliates. As used herein, “client, customer or prospective client or customer of Lumen” includes any person or entity with whom you had contact while employed by Lumen, for whom you provided any services, directly or indirectly (e.g., by providing direction, guidance or supervision to another person), on behalf of Lumen or about whom you learned any confidential or proprietary information during the one (1) year period prior to your termination of employment with Lumen. As used herein, “contact,” “call on,” “solicit” and “attempt to obtain” include any direct or indirect (e.g., by directing, guiding or supervising another person) contact and apply regardless of who (i.e., you, a person directed by you or the customer or prospective customer) first initiated the contact.

NON-SOLICITATION OF EMPLOYEES

You further agree that, without the prior written consent of Lumen, while employed by Lumen, and during the two (2) year period immediately following the termination of your employment, whether voluntary or involuntary, you will neither directly nor indirectly induce or encourage, or attempt to induce or encourage, any employee of Lumen to terminate his or her employment; provided, however, that the foregoing shall not apply with respect to you directly or indirectly causing to be placed any general advertisement in newspapers and/or other media of general circulation (including advertisements posted on the Internet or social media) that are not targeted specifically at any such persons. As used herein, “induce” and “encourage” include any direct or indirect contacts, regardless of who (i.e., you or the other employee) first initiated the contact.

RECOVERY OF BENEFITS, OVERPAYMENTS AND INDEBTEDNESS

You hereby authorize Lumen, where permitted by law, to withhold and offset from any compensation otherwise due to you (including any salary, wages, bonuses or expense reimbursements) any and all debts owed by you to Lumen (including any inadvertent overpayments, personal charges on your company credit or purchasing card, or other amounts which you are not entitled to retain), indebtedness to an employee benefit plan, any repayment obligation under your offer letter, or other indebtedness to the Company. If Lumen incurs any legal expenses in collecting these amounts, you are personally liable for such expenses, unless otherwise provided by the applicable agreements. You will be obligated to repay any remaining balance.

NO PREVIOUS AGREEMENTS LIMITING EMPLOYMENT WITH LUMEN

You confirm that you are not bound by any agreement with any previous employer or any party which restricts in any way your prospective employment by Lumen (for example, any non-compete, non-solicitation, non-disclosure or confidentiality agreement). Such agreements may be contained in prior offer letters, stock grants, employment agreements, consulting agreements, or agreements for the sale of a business. You also represent that your employment with Lumen and the performance of your proposed duties for Lumen will not violate any obligations you may have to previous employers or other parties. In your work for Lumen, you will not disclose or make use of any information or trade secrets in violation of any agreements with or rights of any previous employer or other party, and you will not bring to Lumen’s premises or use on its behalf any non-public information belonging to or obtained from any previous employment or other party.

Ms. Kate Johnson

WAIVER OF RIGHT TO JURY TRIAL AND WAIVER OF RIGHT TO BRING CLASS, COLLECTIVE, CONSOLIDATED OR REPRESENTATIVE ACTIONS

To the extent permitted by applicable law, both you and the Company agree that they voluntarily, knowingly, and intelligently agree to waive:

(a) any right they may have to bring, recover money damages or otherwise participate with other persons in any class, collective, consolidated or representative action under any federal, state or local law or statute regarding any and all claims or causes of action arising out of or relating to your employment with the company (the “Class Action Waiver”); and

(b) their right to jury trial regarding any and all Claims or causes of action arising out of or relating to your employment with the Company (the “Jury Trial Waiver”).

In the event of litigation, this Agreement may be filed as a written consent to a trial of claims individually (i.e., not as part of a class, collective or consolidated proceeding) by a court of competent jurisdiction without a jury. The Class Action Waiver and Jury Trial Waiver shall be severable from the remainder of this Agreement if there is a final judicial determination that either one or both of such waivers are unenforceable or enforceable only in the context of arbitration. In such event, but only in such event, you and the Company agree to individual binding arbitration of any and all claims pursuant to the attached Exhibit A, Arbitration Provision.

You confirm that you have read and understand the terms of this Addendum, have had an opportunity to ask questions and seek the assistance of legal counsel regarding its terms, and are not relying upon any advice from Lumen in this regard.

Exhibit A to this Addendum contains an agreement to arbitrate disputes. Please read it in its entirety. You affirm your understanding of and your agreement to the terms and conditions set forth herein, including those set out in Exhibit 1, and you hereby accept this offer of employment:

Signature:	/s/ Kate Johnson	Date:	9/12/22

Ms. Kate Johnson

EXHIBIT A

ARBITRATION PROVISION

This Exhibit A, Arbitration Provision, applies only if a court has concluded that the Class Action Waiver and/or the Jury Trial Waiver in the Offer Letter Addendum is either unenforceable or only enforceable in the context of an arbitration agreement. The covenants in this Exhibit A are made in consideration for, and as a precondition to, receiving the benefits under the offer letter. This Arbitration Provision is governed by the Federal Arbitration Act, as amended, 9 U.S.C. §§ 1, et seq. (“FAA”).

ARBITRATION

Both the Company and you voluntarily, knowingly, and intelligently agree to binding arbitration of any and all Claims or causes of action arising out of or relating to your employment with the Company and termination of such employment, including but not limited to all Claims. The term “Claims” means any claim, controversy or dispute between you and Lumen relating in any way to your hiring, employment, compensation, terms and conditions of employment, the termination of your employment, or the interpretation of your offer letter or any addendum to it, whether sounding in contract, statute, tort, fraud, misrepresentation, discrimination or any other legal theory. It includes claims under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; 42 U.S.C. sections 1981, 1981a, 1983, 1985, or 1988; the Family and Medical Leave Act of 1993; the Americans with Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Fair Labor Standards Act of 1938, as amended; the Employee Retirement Income Security Act of 1974, as amended; or any other similar federal, state, or local law or regulation.

Both the Company and you waive any right they may otherwise have to a jury trial and to pursue remedies in court or other forums except as noted in the Exceptions to Arbitration Requirement section below. If, however, you would otherwise be legally or contractually permitted or required to exhaust administrative remedies to obtain legal relief, you may pursue permitted administrative remedies and must exhaust required administrative remedies prior to pursuing arbitration. The terms of this Arbitration Provision shall apply to Claims against the Company, its parents, subsidiaries, affiliates, and their directors, officers, and employees and any of their respective successors or assignees and to Claims against the You, his/her heirs, executors, administrators, or legal representatives.

In the event a court concludes that this Arbitration Provision is not enforceable under the FAA in a particular case, the law of the state of Colorado shall apply and govern the arbitrability of all Claims in that case. In all cases, arbitrability shall be determined by a court of competent jurisdiction. The substantive law of the state of Colorado, to the extent it is consistent with the terms stated in this Arbitration Provision, shall apply to any Claims. A single neutral arbitrator will conduct the arbitration under the Judicial Arbitration and Mediation Services Inc. (“JAMS”) Employment Arbitration Rules and Procedures (“JAMS Rules”) in effect when the demand for arbitration is filed. The current rules can be accessed at www.jamsadr.com. The Company will provide a printed copy of the current rules upon request. Other than as set forth in this Agreement, the arbitrator shall have no authority to add to, detract from, change, amend or modify existing law. The parties will mutually agree on the arbitrator (who does not need to be on the JAMS panel) and the location of the arbitration. The arbitrator shall have the authority to order such discovery as is necessary for a fair resolution of the dispute. The arbitrator shall also have the authority to award all relief or remedies provided under the statute or other law pursuant to which an asserted prevailing claim or defense is raised, as if the matter were being decided in court. The arbitrator may award punitive damages, where provided for by statute or the common law, subject to applicable caps (including but not limited to Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; and the Americans with Disabilities Act of 1990, as amended), and the arbitrator shall be bound by any limitations on the amount of punitive or other damages imposed by said statutes or laws or the U.S Constitution. The arbitrator shall not have authority to hear any class, collective, consolidated, or representative claims but is limited to individual claims. The Company does not agree that class,

Ms. Kate Johnson

collective, consolidated, or representative claims may be arbitrated. The arbitrator will apply the same statutes of limitation that would apply in court, to the extent allowed by law. The arbitrator will honor claims of privilege recognized by law and will take reasonable steps to protect confidential or proprietary information, including the use of protective orders. The arbitrator’s award will be in writing and shall include the essential findings of fact and conclusions of law on which the award is based. The arbitrator’s decision and award shall be final and binding as to all Claims that were or could have been raised in the arbitration, except as otherwise provided by the FAA, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

A party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy in accordance with applicable law, and any such application shall not be deemed incompatible with or waiver of this Arbitration Provision. The court to which the application is made is authorized to consider the merits of the arbitrable controversy to the extent it deems necessary in making its ruling, but only to the extent permitted by applicable law. All determinations of final relief, however, will be decided in arbitration.

Nothing in this Arbitration Provision prohibits you from reporting possible violations of local, state, or federal law or regulation to any government agency or entity, including but not limited to the Equal Employment Opportunity Commission, Department of Justice, the Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of law.

ATTORNEYS’ FEES AND COSTS

For arbitrations commenced by you pursuant to this section, the JAMS Rules applicable to initial filing fees shall apply, but in no event will you be responsible for any portion of those fees more than the filing or initial appearance fees applicable to court actions in the jurisdiction where the arbitration will be conducted. The Company otherwise shall pay all costs and expenses unique to arbitration, including without limitation the arbitrator’s fees. The Company will pay all arbitrator fees and expenses if it commences the arbitration. Each party will pay its own attorneys’ fees and costs in arbitration and in court proceedings, except the arbitrator has the discretion to award the prevailing party reasonable attorneys’ fees and costs where fees and costs are expressly permitted under the law.

EXCEPTIONS TO ARBITRATION REQUIREMENT

The only exceptions to the parties’ obligations to arbitrate disputes under this Arbitration Provision section are:

1.	Sarbanes-Oxley (SOX) whistleblower claims. This Arbitration Provision does not require arbitration of any claims to enforce rights or remedies provided by 18 U.S.C. § 1514A.

2.

Miscellaneous Claims: All claims for employee benefits under the Employee Retirement Income Security Act (“ERISA”) of 1984, as amended, are governed by the terms of the applicable Agreement and/or ERISA. Similarly, claims for workers’ compensation or unemployment compensation benefits are not subject to the terms of this Arbitration Provision. You retain the right to file administrative claims with any state or federal agency including, but not limited to the National Labor Relations Board, the Equal Employment Opportunity Commission, and the Department of Labor.

WAIVER OF RIGHT TO BRING CLASS, COLLECTIVE, CONSOLIDATED OR REPRESENTATIVE ACTIONS

YOU AND THE COMPANY AGREE THAT THEY VOLUNTARILY, KNOWINGLY, AND INTELLIGENTLY WAIVE ANY RIGHT THEY MAY HAVE TO BRING OR OTHERWISE PARTICIPATE WITH OTHER PERSONS IN ANY CLASS, COLLECTIVE, CONSOLIDATED ACTION OR REPRESENTATIVE ACTION UNDER ANY FEDERAL, STATE OR LOCAL LAW OR STATUTE TO THE FULLEST EXTENT PERMITTED BY LAW (the “Class Action Waiver”). Accordingly, both the Company and you agree to bring any dispute in arbitration on an individual basis only, and not on a class or collective basis on behalf of others. There is no right or authority for any dispute to be brought, heard, or arbitrated as a class or collective action, or as a member in any such class or collective proceeding.

Ms. Kate Johnson

Notwithstanding any other provision of this Agreement or the JAMS Rules, issues regarding the validity, enforceability or breach of the Class Action Waiver, whether in the context of a court proceeding or arbitration, may be resolved only by the court and not by an arbitrator. You will not be retaliated against, disciplined, or threatened with discipline because of your filing of or participation in a class or collective action in any forum. However, the Company may lawfully seek enforcement of the Class Action Waiver under the FAA and seek dismissal of such class and collective actions or claims. The Class Action Waiver shall be severable in any case in which the dispute is filed as an individual action and severance is necessary to ensure that the individual action proceeds in arbitration.

SEVERABILITY

If any term of this Arbitration Provision is held to be invalid or unenforceable or contrary to public policy or any law by a court of competent jurisdiction, the term shall be severed in its entirety from this Agreement; the remaining terms of this Agreement shall remain in full force and effect.